Exhibit 99.1

Del Monte Foods Company P.O. Box 193575 San Francisco, CA 94119-3575	NEWS RELEASE
DEL MONTE FOODS COMPANY TO HOST
2006 ANALYST AND INVESTOR DAY
SAN FRANCISCO, July 6, 2006- Del Monte Foods Company (NYSE: DLM) announced today that it will host an Analyst and Investor Day in New York, New York on July 20th, 2006. Del Monte invites interested parties to listen to its presentation, which will be webcast live on Thursday, July 20, at 10:00 a.m. ET (7:00 a.m. PT).
To access the live webcast, go to www.delmonte.com and click in the following sequence: Company Information, Investor Tab, Webcast Events and the Presentation Link. The presentation will be available in an archived format for two weeks following the webcast on the aforementioned website.
Del Monte Foods
Del Monte Foods is one of the country’s largest and most well known producers, distributors and marketers of premium quality, branded food and pet products for the U.S. retail market, generating approximately $3 billion in net sales in fiscal 2006. With a powerful portfolio of brands including Del Monte®, Contadina ®, StarKist ®, S&W®, College Inn®, 9Lives ®, Kibbles ‘n Bits ®, Meow Mix®, Milk-Bone®, Pup-Peroni ®, Snausages ®, Pounce® and Meaty Bone ®, Del Monte products are found in nine out of ten American households. The Company also produces, distributes and markets private label food and pet products. For more information on Del Monte Foods Company (NYSE:DLM), visit the Company’s website at www.delmonte.com.
Del Monte Foods
Investor Relations
415/247-3382
www.investor.relations@delmonte.com
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